Exhibit 99.1

Investor Contact:	Zac Nagle (972) 443-6557
Media Contact:	Lars Rosene (469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Reports 91% Increase in Second Quarter EPS to $1.11 and
Also Reports Record Second Quarter Bookings of $1.1 Billion, up 16%
As Well As Record Second Quarter Sales of $931 Million, up 24%.
Reaffirms Previously Provided Full Year Financial Targets and States
Revenue is Expected To Reach Higher End of $3.4 to $3.6 Billion Range
Lenders Affirm Credit Agreement Amendment to Add Flexibility and Reduce Expense
DALLAS — August 8 2007 — Flowserve Corp. (NYSE: FLS), a global leader in the fluid motion and control industry, today reported second quarter record performance on earnings per share, sales, and bookings. The company announced that second quarter fully diluted EPS and operating income growth were up 91% and 32% respectively, outpacing 24% sales growth, with EPS reflecting a reduced quarterly tax rate. Flowserve also posted record second quarter bookings of $1.1 billion, up 16%, led by continued strength in chemical and oil and gas markets globally. Additionally, the company said it expects 2007 sales to finish the year at the higher end of the previously provided $3.4 billion to $3.6 billion range. The company also reaffirmed 2007 operating margin improvement targets of between 200 and 300 basis points versus 2006. The company further said that it had amended its existing credit agreement to increase flexibility and decrease its effective interest rates and associated credit fees.

Highlights:
The Second Quarter of 2007 (all comparisons versus the second quarter of 2006 unless otherwise noted)
•	Sharply higher record second quarter Fully Diluted EPS of $1.11, up 91%

•	Record second quarter bookings of $1.1 billion, up 16%

•	Record second quarter sales of $931 million, up 24%

•	Gross Margin lower by 110 basis points, primarily due to continued strength in, and higher mix of, large project original equipment sales

•	Significant SG&A as a percentage of sales reduction of 180 basis points

•	Operating Margin improvement of 70 basis points to 10.4%

•	Record Backlog of $2.1 billion, up 27% compared to December 31, 2006

•	Discrete tax benefit of $7 million, or approximately $0.13 per share due to favorable tax audit resolutions and a tax law change

•	Completed two million share repurchase program

•	Completed favorable amendment to existing credit agreement, including extension of the revolving line of credit maturity, reduction in credit spreads charged on revolving debt and letters of credit, and removal of certain limitations on dividends, share repurchases, acquisitions, and capital expenditures
The First Half of 2007 (All comparisons versus the first half of 2006 unless otherwise noted)
•	Sharply higher record Fully Diluted EPS of $1.69, up 88%

•	Record bookings of more than $2.1 billion, up 20%

•	Record sales of $1.7 billion, up 23%

•	Significant SG&A as a percentage of sales reduction of 210 basis points

•	Operating margin improvement of 140 basis points to 9.5%
Discussion and analysis of the second quarter of 2007 financial results (all comparisons versus the second quarter of 2006 unless otherwise noted)
Fully diluted EPS increased sharply to a second quarter record $1.11 per share, up 91%. EPS was higher primarily due to improvements in operating income driven by stronger shipments and a lowering of SG&A as a percentage of sales. EPS was also higher due to a lower tax rate resulting primarily from the resolution of certain tax audits and a tax law change that combined for a one time benefit of $7 million, or approximately $0.13 per share.
Bookings increased to $1.1 billion, up $141 million or 16%, including currency benefits of $41 million. This is the second consecutive quarter with bookings exceeding $1 billion; a second quarter record. The increase was driven by continued broad strength across global and product line markets, particularly in the Flowserve Pump Division and the Flow Control Division. Backlog increased 27% to $2.1 billion from $1.6 billion at December 31, 2006.
Sales rose sharply to $931 million, up $178 million or 24%. This increase includes currency benefits of approximately $38 million. The strong sales growth reflects good conversion of earlier bookings into shipments in the quarter.
Gross profit increased to $302 million, up $50 million or 20%. Gross margin decreased by 110 basis points to 32.5%. This decrease reflects the company’s continued success in delivering large original equipment pump projects, which was a higher percentage of the company’s divisional business mix and carried lower gross margins than aftermarket business.
SG&A expenses as a percentage of sales were down 180 basis points to 22.5%. This is primarily the result of cost containment efforts, reduced finance audit and related professional fees, and the leverage of fixed SG&A expenses on strong sales growth.

SG&A expenses in total increased to $210 million, up $26 million or 14%. This increase is primarily attributed to an increase in selling related expenses in support of the significant rise in bookings and sales, and a currency increase of approximately $6 million.
Operating income increased significantly to $97 million, up $24 million or 32%. Income from operations benefited from significantly higher sales, improved gross profit and reduced SG&A expenses as a percentage of sales. Operating margin increased 70 basis points from 9.7% to 10.4%.
The company also announced it has completed a favorable amendment to its current credit agreement. This amendment includes a 2-year maturity extension of the $400 million revolving line of credit. It also includes a reduction in the effective interest rates charged on revolving debt, the fees associated with letters of credit, and the commitment fee on the unused portion of the facility, which combined should yield cost savings of more than $1 million annually. Additionally, the amendment eliminates certain restrictions limiting defined “restricted” payments (which include dividends and share repurchases), acquisitions, and capital expenditures by the company. “We are very pleased with the amendment,” said Mark A. Blinn, Flowserve’s Chief Financial Officer. “The more favorable terms afforded us by the amendment should give us greater financial flexibility and lower effective interest rates and fees for the future.”
Flowserve Pump Division

Bookings for the second quarter of 2007 rose to $616 million, up $87 million or 16%, including currency benefits of approximately $26 million. This increase is primarily attributed to increased bookings in Europe, the Middle East and Africa, North America and Latin America, and it was primarily spread across the oil and gas and water markets. Both original equipment and aftermarket bookings continued to be strong, increasing 18% and 13%, respectively.
“We’re very pleased with the continued strong growth in large project original equipment orders”, said Lewis M. Kling, Flowserve’s President and CEO. ”We continue to build a strong installed base that should yield strong growth in the profitable aftermarket parts and service businesses for years to come”.
Pump Division sales for the second quarter of 2007 increased sharply to $525 million, up $138 million or 36%, including currency benefits of approximately $24 million. This increase is primarily attributed to significant increases in Europe, the Middle East, Africa and North America, reflecting solid throughput of orders in Flowserve’s production facilities, most notably in the oil and gas markets. Both original equipment and aftermarket sales growth accelerated significantly, up 51% and 19% respectively. As a result of the strong throughput of original equipment sales, original equipment sales mix increased to 61% in the second quarter of 2007, up from 55% in the second quarter of 2006. “We are seeing both our original equipment and end-user aftermarket strategies play out well, with strong throughput in sales in both areas,” said Kling. “The aftermarket growth of 19% in the second quarter is evidence that we are rapidly gaining the momentum in parts, service and support as a result of our end user strategy and our past success in original equipment project business. Since many of the large pump orders booked during the past two years have not yet shipped or are still in the warranty period with our customers, we’re still just beginning to see the potential aftermarket opportunities that lie ahead.”
Pump Division gross profit increased to $144 million, up $34 million or 31%. Gross margin for the second quarter of 2007 decreased 100 basis points to 27.4% reflecting significantly stronger project-related sales as noted above, partially offset by improved absorption of fixed costs as well as process efficiency, supply chain initiatives and improved pricing.
Operating income for the second quarter of 2007 increased to $65 million, up $18 million or 37%, including currency benefits of approximately $3 million. The remaining increase is attributed to the $34 million increase in gross profit, combined with a 110 basis point improvement in leverage of divisional SG&A. Operating margin improved from 12.3% to 12.4%.
Flow Control Division
Bookings for the second quarter of 2007 increased markedly to $315 million, up $41 million or 15%, including currency benefits of approximately $11 million. The increase is generally attributed to strong growth in chemical and oil and gas markets in all regions.
Sales for the second quarter of 2007 increased sharply to $285 million, up $33 million or 13%, including currency benefits of approximately $10 million. The increase is principally the result of strong customer demand across the global oil and gas market, particularly in the Middle East, North America and Asia.
Flow Control Division gross profit increased to $101 million, up $15 million or 17%. Gross margin of 35.6% for the second quarter of 2007 was substantially higher than the second quarter of 2006, up 140 basis points. This increase was principally due to improved absorption on higher sales, the implementation of various Continuous Improvement Programs and cost reduction initiatives and improved pricing.
Operating income for the Flow Control Division for the second quarter of 2007 increased to $41 million, up $11 million or 38%, including approximately $2 million in currency benefits. The increase is primarily due to the significant improvement in gross profit and a 120 basis point improvement in leverage of divisional SG&A. Operating margin improved sharply, up 260 basis points from 11.8% to 14.4%.
Flow Solutions Division
Bookings for the second quarter of 2007 increased to $138 million, up $16 million or 13%, including currency benefits of approximately $4 million. This increase in Flow Solutions Division bookings is primarily attributed to increased project business in North America and Latin America and increased aftermarket business in Europe, the Middle East and Africa (EMA) as well as Latin America and Asia. The oil and gas and chemical industries continue to be the division’s strongest markets.

Flow Solutions Division sales for the second quarter of 2007 increased to $135 million, up $10 million or 8%, including currency benefits of approximately $4 million. This increase was driven primarily by expanded Quick Response Center (QRC) capacity which has enabled the company to provide rapid turnarounds to global customers.
Gross profit of the Flow Solutions Division increased to $61 million, up $5 million or 8%. Gross margin for the second quarter of 2007 was 45.5%, similar to the same period in 2006.
Flow Solutions Division operating margin declined 260 basis points to 19.2%, driven predominantly by divisional SG&A investments to support global capacity expansion of the company’s service network and to support the growth of the business through additional sales and engineering employees. These costs were partially offset by the positive impact of the increase in sales volume in the division, which improved fixed cost absorption.
2007 Outlook
“We are very pleased with the progress we have made on delivering against our core strategies and financial objectives during the first half of 2007,” Kling said. “We continue to attribute our strong financial results to the breadth and quality of our products, our global operational presence and capabilities, the talent of our global employees and the continued strength of our markets. Based on our results to date, we believe we are well positioned to deliver at the higher end of our full year 2007 sales target of $3.4 billion to $3.6 billion. We are also reaffirming our target to deliver between 200 to 300 basis points of operating margin improvement to the bottom line.” “Further, we estimate our tax rate in Q3 and Q4 of 2007 and all of 2008 to be approximately 35%, excluding any discrete items or impact from Fin 48, as we continue to make solid progress on our tax planning initiatives.”
Summary
“We are very pleased with the performance of the company during the second quarter of 2007. The team executed well against our strategic priorities and continued to make marked progress towards achieving the goals we set out for 2007 and beyond,” Kling said.
Conference Call
The conference call will take place on Thursday, August 9, at 10:00 AM CDT (11:00 AM EDT)
Lewis Kling, President and Chief Executive Officer, and Mark Blinn, Chief Financial Officer, will be presenting.
The call can be accessed at Flowserve’s Web site at www.flowserve.com under the Investor Relations section.
About Flowserve Corp.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.
SAFE HARBOR STATEMENT: This news release includes forward-looking statements. Forward looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “estimate”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: inherent limitations of the effectiveness of our internal control over financial reporting; potential adverse consequences resulting from securities class action litigation and other litigation, including asbestos-containing product claims; the possibility of adverse consequences related to the domestic and foreign government actions regarding our participation in the United Nations Oil-for-Food Program; the possibility of adverse consequences of governmental tax audits of our tax returns, including the ongoing IRS audit of our U.S. tax returns for the years 2002 through 2004; our ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured or assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for our products or competitors’ responses to our strategies; our inability to continue to expand our market presence through acquisitions, and unforeseen integration difficulties or costs resulting from acquisitions; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; our ability to comply with the laws and regulations affecting our international operations, including the U.S. export laws, and the effect of any noncompliance; the potential adverse impact of a significant downturn in petroleum, chemical, power and water industries; changes in economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; unanticipated higher costs associated with environmental compliance and liabilities; our relative geographical profitability and its impact on our utilization of foreign tax credits; the potential impact of our indebtedness on cash flows and our ability to meet the financial covenants and other requirements in our debt agreements; any terrorist attacks; adverse changes in the regulatory climate and other legal obligations imposed on us; and other factors described from time to time in our filings with the SEC. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.
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